Exhibit 99.13

ISSN 1718-8377

Volume 8, number 8	May 16, 2014

AS AT DECEMBER 31, 2013

Highlights for December 2013

❑	Budgetary revenue in December amounts to $6.9 billion, up $202 million compared to last year. Own-source revenue amounts to $5.5 billion while federal transfers stand at $1.4 billion.
❑	Program spending amounts to $6.3 billion, up $484 million compared to last year.
❑	Debt service stands at $698 million, up $57 million compared to last year.
❑	A deficit of $23 million on consolidated budgetary transactions was posted for December 2013, compared with a surplus of $179 million for December 2012.
❑	Taking the $78 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $101 million for December 2013.

On the basis of the cumulative results as at December 31, 2013, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $2.0 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December		April to December				Situation as at February 20, 2014
								Forecast
								Growth

	2012	2013	2012-2013		2013-2014	Variation	2013-2014%
BUDGETARY REVENUE
Own-source revenue	5 435	5 468	38 654	[1]	39 421	2.0	53 148	2.5
Federal transfers	1 242	1 411	11 185		12 400	10.9	16 669	6.1
Total	6 677	6 879	49 839		51 821	4.0	69 817	3.3
BUDGETARY EXPENDITURE
Program spending	- 5 822	- 6 306	- 46 102		- 48 051	4.2	- 63 825	2.5
Debt service	- 641	- 698	- 5 813		- 6 332	8.9	- 8 510	9.6
Total	- 6 463	- 7 004	- 51 915		- 54 383	4.8	- 72 335	3.3
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 79	58	729		725	—	220	—
Health and social services and education networks	- 25	- 34	- 160		- 186	—	- 77	—
Generations Fund	69	78	629		753	—	1 072	—
Total	- 35	102	1 198		1 292	—	1 215	—
Exceptional loss-closing of the Gentilly-2 generating station	—	—	- 1 805		—	—	—	—
Contingency reserve	—	—	—		—	—	- 125	—
SURPLUS (DEFICIT)	179	- 23	- 2 683		- 1 270	—	- 1 428	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 69	- 78	- 629		- 753	—	- 1 072	—
Exceptional loss-closing of the Gentilly-2 generating station [3]	—	—	1 805		—	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	110	- 101	- 1 507		- 2 023	—	- 2 500	—

(1)	Excluding the exceptional loss $1 805 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)	The details of these transactions by type of entity are shown on page 5 of this report.
(3)

Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT DECEMBER 31, 2013

Budgetary balance

❑           For the period from April to December 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.0 billion.

Budgetary revenue

❑           From April 1 to December 31, 2013, budgetary revenue amounts to $51.8 billion, $2.0 billion more than as at December 31, 2012.

—      Own-source revenue stands at $39.4 billion, $767 million more than last year.

—      Federal transfers amount to $12.4 billion, up $1 215 million compared to December 31, 2012. They take into account $778 million stemming from the payment by the federal government of $1 467 million1 corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑           Since the beginning of the fiscal year, budgetary expenditure amounts to $54.4 billion, an increase of $2.5 billion, or 4.8%, compared to last year.

For the first nine months of the fiscal year, program spending rose by $1 949 million and stands at $48.1 billion.

—          The most significant changes are in the Health and Social Services ($931 million) and the Education and Culture ($604 million) missions.

Growth in program spending after nine months is 4.2%. This growth is attributable in particular to:

—       The impact of the new actuarial valuations of the retirement plans announced last November, accounting for an increase of $287 million;

—          The payment of a grant of $109 million to the Société d’habitation du Québec made earlier than last year.

Debt service amounts to $6.3 billion, up $519 million or 8.9 % compared to last year.

1                    Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on 1 January 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 M was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 M, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the Fund to Finance Health and Social Services Institutions (FINESSS), at the rate of $122 M per month.

Consolidated entities

❑            As at December 31, 2013, the results of consolidated entities show a surplus of $1 292 million. These results include:

—           a surplus of $725 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $753 million;

—           a $186 million deficit for the health and social services and the education networks.

Net financial requirements

❑          As at December 31, 2013, consolidated net financial requirements stand at $7.6 billion, a decrease of $19 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December			April to December
	2012	2013	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	5 435	5 468	33	38 654	[1]	39 421	767
Federal transfers	1 242	1 411	169	11 185		12 400	1 215
Total	6 677	6 879	202	49 839		51 821	1 982
BUDGETARY EXPENDITURE
Program spending	- 5 822	- 6 306	- 484	- 46 102		- 48 051	- 1 949
Debt service	- 641	- 698	- 57	- 5 813		- 6 332	- 519
Total	- 6 463	- 7 004	- 541	- 51 915		- 54 383	- 2 468
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 79	58	137	729		725	- 4
Health and social services and education networks	- 25	- 34	- 9	- 160		- 186	- 26
Generations Fund	69	78	9	629		753	124
Total	- 35	102	137	1 198		1 292	94
Exceptional loss-closing of Gentilly-2 generating station	—	—	—	- 1 805		—	1 805
SURPLUS (DEFICIT)	179	- 23	- 202	- 2 683		- 1 270	1 413
Consolidated non-budgetary requirements	- 2 837	- 2 093	744	- 4 963		- 6 357	- 1 394
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 2 658	- 2 116	542	- 7 646		- 7 627	19

(1)        Excluding the exceptional loss of $1 805 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	December			April to December
			Change					Change
Revenue by source	2012	2013	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 195	2 268	3.3	14 335		14 767		3.0
Contributions to Health Services Fund	546	591	8.2	4 879		5 093		4.4
Corporate taxes	415	324	- 21.9	2 479		1 964		- 20.8
Consumption taxes	1 588	1 462	- 7.9	12 299		13 069		6.3
Others sources	159	133	- 16.4	1 431		1 232		- 13.9
Total own-source revenue excluding government enterprises	4 903	4 778	- 2.5	35 423		36 125		2.0
Revenue from government enterprises	532	690	29.7	3 231	[1]	3 296		2.0
Total own-source revenue	5 435	5 468	0.6	38 654		39 421		2.0
Federal transfers
Equalization	615	653	6.2	5 543		5 875		6.0
Protection payment	31	—	—	272		—		—
Health transfers	393	444	13.0	3 582		3 921		9.5
Transfers for post-secondary education and other social programs	121	126	4.1	1 115		1 148		3.0
Other programs	82	101	23.2	673		678		0.7
Subtotal	1 242	1 324	6.6	11 185		11 622		3.9
Harmonization of the QST with the GST – Compensation	—	87	—	—		778	[2]	—
Total federal transfers	1 242	1 411	13.6	11 185		12 400		10.9
BUDGETARY REVENUE	6 677	6 879	3.0	49 839		51 821		4.0

(1)	Excluding the exceptional loss of $1 805 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)

In addition to this amount, $322 M is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April to December 2013 to $1 100 M.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	December			April to December
			Change			Change
Expenditures by mission	2012	2013	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 782	2 946	5.9	22 292	23 223	4.2
Education and Culture	1 859	2 003	7.7	12 404	13 008	4.9
Economy and Environment	351	485	38.2	3 825	4 122	7.8
Support for Individuals and Families	522	536	2.7	4 665	4 735	1.5
Administration and Justice	308	336	9.1	2 916	2 963	1.6
Total program spending	5 822	6 306	8.3	46 102	48 051	4.2
Debt service	641	698	8.9	5 813	6 332	8.9
BUDGETARY EXPENDITURE	6 463	7 004	8.4	51 915	54 383	4.8

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	Décembre 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks [1]	Total	Consolidation adjustments [2]	Total
REVENUE	920	78	40	358	1 844	—	3 240	- 1 849	1 391
EXPENDITURE
Expenditure	- 760	—	- 40	- 358	- 1 677	- 34	- 2 869	1 752	- 1 117
Debt service	- 179	—	—	—	- 90	—	- 269	97	- 172
TOTAL	- 939	—	- 40	- 358	- 1 767	- 34	- 3 138	1 849	- 1 289
RESULTS	- 19	78	—	—	77	- 34	102	—	102

	April to December 2013
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks [1]	Total	Consolidation adjustments [2]	Total
REVENUE	7 977	753	518	4 292	17 115	—	30 655	- 16 691	13 964
EXPENDITURE
Expenditure	- 6 059	—	- 518	- 4 292	- 16 006	- 186	- 27 061	15 878	- 11 183
Debt service	- 1 455	—	—	—	- 847	—	- 2 302	813	- 1 489
TOTAL	- 7 514	—	- 518	- 4 292	- 16 853	- 186	- 29 363	16 691	- 12 672
RESULTS	463	753	—	—	262	- 186	1 292	—	1 292

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca.